Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2006 SECOND QUARTER, SIX MONTH RESULTS

BLOOMFIELD, Connecticut (August 3, 2006) - Kaman Corp. (NASDAQ:KAMN) today reported financial results for the second quarter and six months ended June 30, 2006.

Net earnings for the second quarter of 2006 were $7.5 million, or $0.31 per share diluted on the basis of 24.9 million diluted shares outstanding, compared to $2.8 million, or $0.12 per share diluted based on 23.7 million diluted shares outstanding in the second quarter of 2005. Results for the second quarter include additional loss reserves needed to cover anticipated costs to complete the company’s SH-2G(A) contract for Australia. Net sales for the second quarter of 2006 were $293.0 million, compared to $271.3 million in the prior year quarter. The company paid a normal quarterly dividend at the rate of $0.125 per share.

For the first six months of 2006 the company reported net earnings of $13.4 million, or $0.55 per share diluted, compared to net earnings of $7.5 million, or $0.33 per share diluted in the first six months of 2005. The 2006 six-month results include additional loss reserves taken in both the first and second quarters for the Australia program partially offset by a first quarter adjustment to capitalize in-bound freight into inventory in the Industrial Distribution segment. The 2006 six-month results also include deductible and non-deductible expenses for stock appreciation rights in the first quarter that were partially offset in the second quarter, and recoveries in the second quarter of a portion of the legal expenses associated with the 2005 recapitalization litigation. Amounts for each of these items are provided in this release along with prior year amounts, as appropriate. Six-month net sales for 2006 were $589.6 million, compared to $534.6 million in the 2005 period.

Paul R. Kuhn, chairman, president and chief executive officer, said, “We are very pleased with the continued strong performance of the company in the 2006 second quarter. The new business wins we are achieving continue to validate the strategies we have put in place for each of our segments. The realignment of our Aerospace business at the beginning of 2005 is working and we are seeing both growth and improving margins for most of this segment. We have also experienced strong growth and improving margins in our Industrial Distribution segment. At the segment level, only Music showed evidence of weakness in the quarter. Overall, this has been a time of progress on many fronts. Kaman has come a long way over the past few years, and there is more we can achieve in the areas of cost-effectiveness, performance and efficiency that will benefit the company in the markets we serve and reward our investors.”

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

Summary of Segment Information
(In millions)
	For the Three Months Ended		For the Six Months Ended

	June 30, 2006(1)	July 1, 2005(1)	June 30, 2006(1)	July 1, 2005(1)

Net sales:
Aerospace	$74.4	$76.0	$148.0	$141.7
Industrial Distribution	170.5	157.5	341.1	313.5
Music	48.1	37.8	100.5	79.4
	293.0	271.3	589.6	534.6

Operating income:
Aerospace	10.7	9.5	20.7	17.2
Industrial Distribution	9.3	8.4	20.1	16.9
Music	1.6	1.9	2.9	4.4
Net gain on sale or disposal of assets	-	.1	.1	.1
Corporate expense (2)	(7.6)	(12.6)	(18.1)	(22.1)

Operating income:	14.0	7.3	25.7	16.5
Interest expense, net	(1.6)	(.6)	(2.9)	(1.4)
Other expense, net	(.3)	(.5)	(.6)	(.7)

Earnings before income taxes	$12.1	$6.2	$22.2	$14.4

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday. The second quarter for 2006 and 2005 ended on June 30, 2006 and July 1, 2005, respectively.

(2) “Corporate Expense” decreased for the quarter and six months ended June 30, 2006 compared to the same periods of 2005, as shown below:

	For the three months ended		For the six months ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005
Corporate expense before breakout items	$(6.2)	$(5.6)	$(13.1)	$(12.9)

Breakout items:
Stock appreciation rights	.8	(3.9)	(.5)	(3.9)
Stock option expense	(.3)	-	(.6)	-
Pension expense	(1.0)	(1.4)	(1.7)	(2.8)
Supplemental employees’ retirement plan	(1.4)	(.7)	(2.7)	(1.5)
Consulting/Legal- recapitalization	.5	(1.0)	.5	(1.0)

Corporate expense - total	$(7.6)	$(12.6)	$(18.1)	$(22.1)

-more-

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

REPORT BY SEGMENT

Aerospace Segment

The Aerospace segment generated 2006 second quarter operating income of $10.7 million, compared to $9.5 million in the second quarter of 2005. Second quarter results for 2006 and 2005 include $2.8 million and $3.1 million respectively in pretax charges for additional loss reserves needed to cover anticipated costs to complete the company’s SH-2G(A) helicopter program for Australia. Segment sales for the second quarter of 2006 were $74.4 million, compared to $76.0 million in the comparable 2005 period.

For the first half of 2006 the segment had operating income of $20.7 million, compared to income of $17.2 million in the first half of 2005. The 2006 and 2005 first half results include the impact of $5.3 million and $3.3 million respectively in pretax charges for the Australia program. Segment sales for the first half of 2006 were $148.0 million, compared to $141.7 million in the first half of 2005.

Mr. Kuhn said, “Operations at the company’s Aerostructures plants in Jacksonville, Fla. and Wichita, Kans., its missile fuzing plant in Middletown, Conn. and its Kamatics/RWG operations in Bloomfield, Conn. and Dachsbach, Germany all experienced expanded levels of business. New contracts have also improved prospects for the Helicopters Division facilities in Bloomfield, yet results continue to reflect losses we have incurred on the Australian program. At Kaman Dayron in Orlando, Fla., we are encouraged by the progress we are making in increasing production levels for the Joint Programmable Fuze (JPF) product line.” A review of the principal business units follows:

Aerostructures Division:
The Aerostructures Division had net sales of $17.1 million in the second quarter of 2006, compared to $13.4 million in the second quarter of 2005. Sales for the first half of 2006 were $34.0 million, compared to $26.3 million in the first half of 2005.

The Aerostructures Division produces subcontract assemblies and detail parts for commercial and military aircraft programs, including several models of Boeing commercial airliners, the C-17 military transport (on contract through mid-2007, and which remained the division’s largest program for the quarter), the Sikorsky BLACK HAWK helicopter and several other programs. Operations involving the use of metals are conducted principally at the company’s Jacksonville facility, while operations involving composite materials are conducted principally at the company’s Wichita facility.

At the Jacksonville facility, work proceeded on production of cockpits for the Sikorsky BLACK HAWK helicopter. Eleven cockpits were delivered in the second quarter of 2006, bringing total deliveries to 39 as of June 30, 2006. The contract currently covers approximately 80 cockpits for an estimated value of $26 million, depending upon which models are ultimately ordered. The original multi-year contract has follow-on options that, if fully exercised, could include the fabrication of up to a total of 349 units and bring the total potential value to approximately $100 million or more depending upon the models that are ultimately ordered.

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

On April 1, 2006, Spirit AeroSystems awarded the company’s Wichita facility a multi-year contract for production of the composite flight deck floor for the Boeing 787 Dreamliner. The contract is valued at approximately $15.0 million. During the quarter, Wichita continued to process previously announced orders from Sikorsky Aircraft Corporation involving MH-92 helicopters and Shenyang Aircraft Corporation involving the Boeing 787 Dreamliner, while continuing production on commercial and military aircraft composite programs for Boeing, Bell, and others.

Fuzing Division:
The Fuzing Division had net sales in the 2006 second quarter of $13.6 million, compared to $15.0 million in second quarter of 2005. The reduction in sales for the quarter was primarily due to the interruption of 40mm fuze production in the first quarter of 2006 while the division worked through administrative issues with the customer. Production of the 40mm product line resumed in the second quarter of 2006. The effect of the interruption was partially offset by increases in both missile fuzing and JPF program sales in the second quarter. Fuzing Division net sales for the first half of 2006 were $31.8 million, compared to $27.8 million in the first half of 2005. The increase in sales is due to increased production and shipments at both the Middletown facility for both fuzing and memory programs and the Dayron facility, specifically related to the JPF program. These results were partially offset by a decrease in the 40mm program production as discussed above.

The division manufactures safe, arm and fuzing devices for major missile programs at its facility in Middletown, and for major bomb programs, including the JPF, at its Dayron facilities in Orlando. In addition, the company manufactures precision measuring and mass memory systems for a range of military and commercial applications at the Middletown facility. Principal customers for the division include the U. S. military, Boeing, General Dynamics, Lockheed Martin, and Raytheon.

At Dayron, progress continued on work to resolve issues related to the JPF program manufacturing process and supply chain. While this is underway, production has been and may continue to be periodically interrupted. Meanwhile, the program continues to develop in the market. In April 2006, the government signed an $8.6 million contract with the division for a facilitization project that, among other things, will result in increased production efficiencies and the installation of a second site JPF production line at the company’s Middletown facility. In June 2006 the Air Force awarded the division a $6.7 million firm-fixed-price contract modification to provide seven foreign countries with JPF systems to meet their anticipated munitions requirements. Work on this contract is scheduled for completion in the fourth quarter of 2007. These two agreements bring the total value of JPF contracts with the U.S. Government from inception to date to $73.9 million. The company believes that the JPF program will be increasingly important in the years ahead as deliveries to the U.S. and foreign militaries increase, and as operating efficiencies improve.

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

Generally, revenue is recorded on delivery of the product to the customer. Most Fuzing Division programs require fuzes to be shipped in lots, and sales for the various programs will vary based on the number of lots that were delivered during a quarter. Therefore quarter-by-quarter comparisons will not always be meaningful.

Helicopters Division:
The Helicopters Division had net sales of $15.2 million in the second quarter of 2006, compared to $23.3 million (including $7.3 million from the sale of two K-MAX helicopters) in the comparable 2005 period. Helicopters Division net sales for the first half of 2006 were $26.7 million, compared to $38.5 million (including $10.9 million from the sale of three K-MAX helicopters) in the first half of 2005. There have been no sales of K-MAX aircraft in 2006. Operations are conducted primarily from the Bloomfield facilities.

The division supports and markets its Kaman SH-2G maritime helicopters operating with foreign militaries and K-MAX “aerial truck” helicopters operating with government and commercial customers in several countries. The division also markets its helicopter engineering expertise and performs subcontract programs for other manufacturers. SH-2G helicopters are currently operating with the governments of Egypt, New Zealand, and Poland.

During the quarter, the company’s long-delayed SH-2G(A) helicopter program for the Commonwealth of Australia entered Formal Qualification Testing (FQT) of the software for the Integrated Tactical Avionics System (ITAS) at the software facilities of a subcontractor, Computer Sciences Corporation (CSC) - Australia in Sydney. The task of completing the contract has required additional charges to the contract loss reserve of $2.5 million and $2.8 million in the first and second quarters of 2006 respectively.

The company continues to work with the Royal Australian Navy (RAN) to resolve previously reported flight safety questions raised by an anomalous flight condition experienced by the RAN in the first quarter that resulted in the grounding of the aircraft. The condition has been attributed to the aircraft’s airspeed sensor. The company has determined the cause of the anomaly, is delivering a replacement component for the airspeed sensors and, with the RAN, is developing an approach to resolve their concerns. There is a significant history of safe operations for this aircraft type with several nations, and the company is confident that the same will be the case for the Australian aircraft. Following resolution of the RAN’s concerns and successful completion of the FQT, it is anticipated that final acceptance procedures will get underway for the fully capable aircraft later this year.

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

Commenting on the contract, Mr. Kuhn said, “Achieving the level of technical innovation specified in the contract has taken longer than expected, leaving both the company and the customer disappointed in the delay. Now after five additional years of effort that involved the replacement of the initial software subcontractor with a Northrop Grumman team and a CSC Australian team, the software development has been completed. Formal qualification testing of the software is underway in Australia with Commonwealth participation, while flight demonstrations have commenced here in Bloomfield, also with customer participation. We believe the Australian Government can look forward to receiving a fully capable helicopter that will serve the Royal Australian Navy with the same high degree of distinction that has characterized this aircraft in service with the U.S. Navy and the governments of Egypt, New Zealand and Poland.

“In the wake of the political and media attention given to this program following the airspeed sensor signal incident, the incoming Australian Minister of Defence has ordered the defence ministry to assess the program along with potential alternatives and provide him with recommendations. We will be supportive of the customer in their review and believe that working through the remaining issues is the most timely and cost-effective route to fulfilling the RAN’s mission requirements,” Kuhn said.

Reporting on other developments, the division is currently working under a contract initially valued at $5.3 million and since increased by $1.5 million for scope changes to provide depot level maintenance for up to four of nine SH-2G(E) helicopters delivered to the government of Egypt during the 1990s. Work on the second of these aircraft was competed during the quarter, and is now underway on the third aircraft. Late in the second quarter of 2006, the company received a $3.6 million contract from the Naval Air Systems Command (NAVAIR) to provide for long-lead procurement and other work over the next three months related to planned upgrades to the Egyptian aircraft.

Kamatics Subsidiary:
Kamatics (including RWG, the company’s German aircraft bearing manufacturing arm) generated net sales of $27.5 million in the second quarter of 2006, compared to $22.8 million in the second quarter of 2005. Net sales for the first half of 2006 were $53.7 million, compared to $45.8 million in the 2005 first half. Operations are conducted at company facilities in Bloomfield, Connecticut and Dachsbach, Germany.

Kamatics’ proprietary self-lubricating bearings are currently in use in almost all military and commercial aircraft produced in North and South America and Europe, and are market-leading products for applications requiring highly sophisticated engineering and specialization in the airframe bearing market. Orders, shipments and backlogs for both Kamatics and RWG were all at record levels for the quarter, with activity from the commercial aviation sector, in particular, driving higher than expected results for the quarter. The company continues to see growth opportunities in the market and is in the process of adding approximately 30,000 square feet of additional capacity at the Bloomfield facility to accommodate the business. The new space is scheduled to come on line by early 2007.

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

Other Aerospace Matters:
The Electro-Optics Development Center (EODC) in Tucson generated the balance of segment sales for the second quarter and six-month periods.

As previously announced, a jury verdict was reached on May 17, 2006 in the company’s breach of contract suit against the University of Arizona. The jury found in favor of Kaman on its claim that the University breached the contract between the parties and also found in favor of Kaman and against the University on the University’s counterclaim for breach of contract. No damages were awarded to either party. The University had requested that the judge overturn the jury verdict and grant a new trial. After a hearing held on July 20, 2006, the judge denied the University’s request.

Management continues its discussions with NAVAIR regarding the potential purchase of the portion of the Bloomfield campus that the company currently leases from NAVAIR and has operated for several decades for the principal purpose of performing U.S. government contracts. On July 31, 2006, the company submitted an Offer to Purchase (OTP) to NAVAIR and the General Services Administration and management believes that it will now be submitted to the U.S. government’s formal review process, which could take up to two months to complete. The OTP provides that the company will assume all responsibility for environmental remediation of the facility as necessary to satisfy the Connecticut Department of Environmental Protection (CTDEP) under the Connecticut Transfer Act as consideration for transfer of the property. The company would not assume responsibility for the environmental remediation until after the property has been transferred to the company, which management estimates would take between 3 and 6 months following acceptance of the OTP.

The company also continues to work with government and environmental authorities to prepare the closed Moosup, Connecticut facility for eventual sale.

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

Industrial Distribution Segment

The Industrial Distribution segment had operating income of $9.3 million for the second quarter of 2006, compared to $8.4 million in the second quarter of 2005. Net sales for the segment were $170.5 million in the 2006 second quarter, compared to $157.5 million in the comparable prior year period.

For the 2006 first half, the segment had operating income of $20.1 million, compared to $16.9 million in the first half of 2005. Net sales for the first half of 2006 were $341.1 million, compared to $313.5 million in the first half of 2005, with all of the increase representing organic growth. In the first quarter of 2006, it was determined that in-bound freight costs were not being included in inventory consistent with our other businesses. This resulted in an adjustment that increased operating income for the 2006 first quarter and six-month periods by $1.6 million.

Mr. Kuhn said, “The Industrial Distribution segment continued its strong performance for the quarter, achieving gains in market share and margin improvement driven by a strong focus in each of these areas. Sales to an expanding book of national account business grew at approximately twice the rate of the base business. Overall, U.S. industrial activity remained a positive factor for the segment despite the dampening effect of multiple interest rate increases by the Federal Reserve. The West Region remained the strongest contributor with robust sales in the mining, cement and wallboard industries, but noted a slowdown in the roofing industry. The region also benefited from continued activity in energy exploration and production. The Central Region also produced good sales activity with the food processing industry contributing solidly. Sales to OEM customers provided strength in the East Region. The company continues to review acquisition opportunities that would expand the geographic footprint of the segment while adding to the business base and enhancing the national account effort.”

Kaman is the third largest North American industrial distributor serving the bearings, electrical/mechanical power transmission, fluid power, motion control and materials handling markets. The segment offers almost two million items, as well as value-added services, to a base of more than 50,000 customers spanning nearly every sector of industry. Segment operations are headquartered in Windsor, Connecticut and conducted from approximately 200 locations in the U.S., Canada and Mexico.

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

Music Segment

The Music segment had second quarter operating income of $1.6 million for 2006, compared to $1.9 million in the comparable 2005 period. Segment net sales for the second quarter of 2006 were $48.1 million, including $11.2 million from the August 2005 acquisition of Musicorp, compared to $37.8 million in the comparable 2005 period.

For the first half of 2006 the segment had operating income of $2.9 million, compared to $4.4 million in the first half of 2005. Net sales for the first half of 2006 were $100.5 million, including $23.3 million from Musicorp, compared to $79.4 million in the first half of 2005.

Mr. Kuhn said, “Following a slow first quarter in which many of our customers worked off excess inventories remaining from the 2005 holiday sales season, second quarter results were also disappointing as the consumer buying environment remained clouded by the high cost of fuel, higher monthly minimum credit card payments, and the effect of increasing interest rates. Traditionally, the second half of the year is stronger as our customers stock for the upcoming back-to-school and holiday selling seasons. We continue to watch for signs of consumer confidence and spending patterns as these factors will be important indicators of our probable results for the segment in the second half.”

The integration of Musicorp continued with the closing of a third Musicorp warehouse completed in July 2006. In addition, certain planned personnel reductions were accelerated. In the current weak market environment, the larger retailers are tending to do somewhat better than the smaller retailers. Musicorp operations have been impacted to a greater degree than the base business due, in part, to its higher concentration of smaller retailers.

Kaman is the largest independent distributor of musical instruments and accessories in the United States, offering more than 20,000 products for amateurs and professionals. Operations are headquartered in Bloomfield, Connecticut and conducted from manufacturing plants in New Hartford, Connecticut and Scottsdale, Arizona, and from strategically placed warehouse facilities and offices that cover the North American market.

Concluding Remark
Mr. Kuhn concluded, “As we look ahead to the remaining months of the year, we believe the market environment will remain positive for military and commercial Aerospace orders and for the Industrial Distribution segment. The environment for the Music segment is more difficult to assess, and will be dependent on the level of consumers’ confidence as we enter the traditional selling seasons. In whatever economic environment, we believe the diversified nature of our business will be a positive factor in our performance.”

A conference call has been scheduled for tomorrow, August 4, 2006 at 10:00 a.m. (EDT). Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace, Industrial Distribution and Music businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic;
2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products; 5) resolution of outstanding issues and thereafter satisfactory completion of the Australian SH-2G(A)program; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from foreign militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of i) warranty issues and the DCIS investigation related to the FMU-143 program and ii) supplier-related issues hindering the FMU-139 program, at Dayron; 8) maintenance of adequate business base in the Aerospace segment in order to absorb overhead and general and administrative expenses; 9) satisfactory results of negotiations with NAVAIR concerning purchase of the company's leased facility in Bloomfield, Connecticut; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory and in 2007, availability of a redesigned clutch assembly system; 11) cost growth in connection with environmental remediation activities at the Moosup facility and such potential activities at the Bloomfield facility; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) continued availability of raw materials in adequate supplies; 17) the effects of currency exchange rates and foreign competition on future operations; 18) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 19) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.

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Contact: Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2006	July 1, 2005	June 30, 2006	July 1, 2005

Net sales	$292,967	$271,263	$589,604	$534,569

Costs and expenses:
Cost of sales	212,462	200,573	427,754	392,984
Selling, general and
administrative expense	67,008	64,023	137,082	126,201
Net gain on sale or disposal of assets	(43)	(93)	(56)	(93)
Other operating income	(452)	(525)	(823)	(983)
Interest expense, net	1,630	638	2,888	1,350
Other expense, net	303	470	563	708
	280,908	265,086	567,408	520,167

Earnings before income taxes	12,059	6,177	22,196	14,402
Income tax expense	(4,573)	(3,420)	(8,790)	(6,940)

Net earnings	$7,486	$2,757	$13,406	$7,462

Net earnings per share:
Basic	$.31	$.12	$.56	$.33
Diluted	$.31	$.12	$.55	$.33

Average shares outstanding:
Basic	24,031	22,815	23,984	22,797
Diluted	24,880	23,693	24,883	23,671

Dividends declared per share	$.125	$.125	$.25	$.235

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$13,323	$12,998
Accounts receivable, net	200,388	176,285
Inventories	222,216	220,714
Deferred income taxes	29,003	31,652
Other current assets	17,612	17,159
Total current assets	482,542	458,808
Property, plant and equipment, net	51,130	51,592
Goodwill	55,606	54,693
Other intangible assets, net	19,662	19,836
Deferred income taxes	8,235	7,908
Other, net	6,915	5,660
	$624,090	$598,497
Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$6,561	$915
Current portion of long-term debt	1,551	1,660
Accounts payable - trade	89,509	94,716
Accrued pension costs	15,730	13,150
Accrued contract losses	13,752	19,950
Other accrued liabilities	34,746	41,077
Advances on contracts	10,656	14,513
Other current liabilities	28,130	30,872
Income taxes payable	3,469	6,423
Total current liabilities	204,104	223,276
Long-term debt, excluding current portion	93,283	62,235
Other long-term liabilities	45,613	43,232
Shareholders’ equity	281,090	269,754
	$624,090	$598,497

“Kaman Reports 2006 Second Quarter, Six Month Results”
August 3, 2006

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Six Months Ended

	June 30, 2006	July 1, 2005
Cash flows from operating activities:
Net earnings	$13,406	$7,462
Depreciation and amortization	5,165	4,577
Provision (recovery) for losses on accounts receivable	(219)	(27)
Net gain on sale or disposal of assets	(56)	(93)
Deferred income taxes	2,423	3,308
Other, net	3,601	1,982
Changes in current assets and liabilities,
excluding effects of acquisitions:
Accounts receivable	(23,623)	(669)
Inventory	(1,260)	(5,653)
Accounts payable	(5,273)	2,102
Accrued contract losses	(6,217)	(15,693)
Advances on contracts	(3,857)	(116)
Changes in other current assets and liabilities	(7,158)	9,622
Income taxes payable	(3,230)	(79)
Cash provided by (used in) operating activities	(26,298)	6,723

Cash flows from investing activities:
Proceeds from sale of assets	461	263
Expenditures for property, plant & equipment	(5,046)	(4,129)
Acquisition of businesses, less cash acquired	(362)	(1,448)
Other, net	(1,742)	7
Cash provided by (used in) investing activities	(6,689)	(5,307)

Cash flows from financing activities:
Changes in notes payable	5,646	(2,989)
Changes in debt	30,937	3,988
Proceeds from exercise of employee stock plans	1,580	625
Dividends paid	(5,985)	(5,011)
Other	781	-
Cash provided by (used in) financing activities	32,959	(3,387)

Net increase (decrease) in cash and cash equivalents	(28)	(1,971)

Effect of exchange rate changes on cash and cash equivalents	353	(350)

Cash and cash equivalents at beginning of period	12,998	12,369

Cash and cash equivalents at end of period	$13,323	$10,048
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